Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Arqit Quantum Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	11,226,753(2)	$0.5371(3)	$6,029,889.04	$0.0001476	$890.01
Total Offering Amount					$6,029,889.04		$890.01
Total Fee Offsets(4)							-
Net Fee Due							$890.01
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s ordinary shares, par value $0.0001 per share, that may become issuable under the terms of the Company’s Arqit Quantum Inc. 2021 Incentive Award Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)
Represents additional shares reserved for issuance authorized as of January 1, 2023 under the "evergreen" provision of the Plan, and pursuant to a further increase approved by the board of directors of the Company.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule457(h)(1) promulgated under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s ordinary shares on December 4, 2023, as reported on the Nasdaq Capital Market, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Company does not have any fee offsets.